FOR IMMEDIATE RELEASE	Contact:	Dwight Babcock
	Tel:	(520) 240-4840
	Email:	dbabcock@isoray.com

ISORAY, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2011 RESULTS

Rising Adoption and New Developments Expected to Stimulate Sales and Spur Growth

RICHLAND, Washington (November 16, 2010) – IsoRay Inc. (AMEX: ISR) the exclusive manufacturer of Cesium-131 used in internal radiation therapy (brachytherapy) for the treatment of lung, brain, colon, head and neck, ocular melanoma, and prostate cancer as well as cancers throughout the body due to its proprietary radioisotope technology, announced its financial results for the quarter ended September 30, 2010.

In first quarter of fiscal year 2011, 93% of revenue was generated from the sales of Cesium-131 (Cs-131) brachytherapy seeds for the treatment of prostate cancer. The additional 7% of revenue was generated by sales for the treatment of lung, head and neck, ocular and colon cancer. This is an increase of 193% in non-prostate cancer treatment revenue over the first quarter of fiscal year 2010. The Company had cash and cash equivalents of $1,024,569 as of September 30, 2010.

IsoRay Chairman and CEO Dwight Babcock commented, “Our first fiscal quarter has seen significant developments that point to our gaining traction in the medical community's adoption of Cesium-131 for the treatment of cancers throughout the body. Our recently announced lung cancer study and the breast cancer feasibility study are milestone achievements and we expect these advancements to set the tone for the year ahead.  In addition, we have high expectations for the  progress we are seeing in our research and development work building on IsoRay's acquisition of the GliaSite® radiation therapy system, the world's only FDA-cleared balloon catheter device used in the treatment of brain cancer."

Mr. Babcock's comments highlight two key announcements made during the first quarter of fiscal year 2011. The company announced the initiation of a multi-institutional study of Cesium-131 internal radiation therapy for use in Non Small Cell Lung Cancers (NSCLC). A number of institutions and physicians will be working to collect scientific data to further the use of IsoRay's patented Cesium-131 in conjunction with surgery for NSCLC. The study expands participation in the application of IsoRay's breakthrough internal radiation treatment. It allows doctors to aggressively treat lung cancer using a single procedure upon tumor removal and is already demonstrating its impact as a new vital weapon in the war on cancer.  The implications of this announcement are significant because lung cancer continues to be the leading cause of cancer deaths worldwide. This year alone, an estimated 225,000 cases of lung cancer will be diagnosed of which some 80% will be Non Small Cell Lung Cancer.

The Company also announced it has completed an initial feasibility study  which demonstrates the ability to use its patented Cesium-131 internal radiation therapy in accelerated partial breast irradiation (APBI) for breast cancer treatment. APBI is one of the most exciting, emerging treatments available today for early stage, localized breast cancer. This new application of Cesium-131 will have a significant impact on breast cancer and improve the quality of life for many women who are battling the devastating disease.

Mr. Babcock reiterated that IsoRay remains uniquely positioned as the brachytherapy isotope provider of choice due to the unique characteristics of Cesium-131. Its high energy and short half-life remain important distinctions compared to IsoRay's competitors in  low dose rate brachytherapy who are treating prostate cancer only.

In other developments in the first fiscal quarter of 2011, IsoRay has successfully moved forward with its initiative to expand awareness of its landmark Cesium-131 treatment. In the first phase of this effort, IsoRay CEO Dwight Babcock was interviewed by three prestigious media outlets including Washington, D.C.'s highly regarded news and information station, WTOP, the Georgia News Network and the nationally acclaimed American Urban Radio Network with its more than 26 million listeners.

At the annual meeting of the American Society for Therapeutic Radiation and Oncology (ASTRO), the premier medical society for radiation oncologists and other members of the radiation therapy treatment team, Cesium-131 was featured in 4 presentations at the annual meeting in October of this year.

KEY FINANCIAL METRICS

	Q1 FY 2011	Q1 FY 2010	% Change
Product sales	$1,327,127	$1,379,087	-4%
Gross income / (loss)	$215,600	$218,998	-2%
Net loss	$(868,480)	$(895,214)	-3%

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	September 30

	2010	2009

Product sales	$1,327,127	$1,379,087
Cost of product sales	1,111,527	1,160,089

Gross income	215,600	218,998

Operating expenses:
Research and development expenses	114,522	68,882
Sales and marketing expenses	373,425	442,899
General and administrative expenses	596,133	602,431

Total operating expenses	1,084,080	1,114,212

Operating loss	(868,480)	(895,214)

Non-operating income (expense):
Interest income	1,061	5,867
Financing and interest expense	(4,463)	(17,361)

Non-operating income (expense), net	(3,402)	(11,494)
Net loss	(871,882)	(906,708)
Preferred stock dividends	(2,658)	(2,658)
Net loss applicable to common shareholders	$(874,540)	$(909,366)

Basic and diluted loss per share	$(0.04)	$(0.04)

Weighted average shares used in computing net loss per share:
Basic and diluted	23,048,754	22,942,088

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About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body.  Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether the increase in non-prostate cancer treatment revenue seen in the first quarter of fiscal 2011 as compared to the first quarter of fiscal 2010 will continue in the future, whether revenue will increase in future periods, whether IsoRay will be able to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease, whether Cesium-131 will be able to be used for APBI in human patients, whether the use of Cesium-131 to treat breast or other cancers using APBI or other methods will be successful in the initial and any future implants, whether a clinical trial for APBI will be completed, the advantages of the Gliasite delivery system, whether Cesium-131 will be successfully used in other delivery devices to treat malignant disease, whether IsoRay will be successful in launching any new products and whether such products will result in cost increases, whether changes in IsoRay’s sales and marketing strategy will result in improved sales, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as sufficient capital to fund protocols and enhance delivery systems for other applications, physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, whether the brachytherapy industry as a whole continues to experience declining sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, the ability for users of the Cesium-131 implants to comply with regulations related to ongoing radiation emitting from the breast, whether resources are available as needed to conduct a clinical trial for APBI and whether results of any such trial are favorable, whether the liquid form of Cesium-131 is able to be used successfully with the Gliasite delivery system, the timing and viability of the Gliasite delivery system and whether the Company will be able to raise additional capital to commercialize the delivery system, develop proper dosage rates, and obtain favorable reimbursement rates for the Gliasite delivery system, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.